Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and to the incorporation by reference therein of our report dated February 28, 2007, except for the first paragraph of Note B, and Note P, as to which the date is January 25, 2008 with respect to the consolidated financial statements of Live Nation, Inc. included in the Current Form 8-K dated January 30, 2008 for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Los Angeles, California January 25, 2008